EXHIBIT 11

                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                              Year Ended December 31
                                           1993        1992         1991
                                               ($ thousands, except
                                                 per share data)
PRIMARY:
Average shares outstanding              19,132,386  19,005,887   12,731,141

Net effect of dilutive stock
 options -- Based on the
 treasury stock method using
 average market price                       61,196      34,216            -
                                        ----------  ----------   ----------
  Average common shares outstanding     19,193,582  19,040,103   12,731,141
                                        ==========  ==========   ==========

Income before extraordinary item
 and cumulative effect of
 accounting change                      $   20,972  $   18,755   $    7,752

Less:  preferred stock dividend              3,904           -            -
                                        ----------  ----------   ----------
                                            17,068      18,755        7,752

Extraordinary item:
 Loss on extinguishments of debt             (661)    (15,975)        (515)

Cumulative effect on prior years
 of change in recognition of
 revenue                                         -     (3,363)            -
                                        ----------  ----------   ----------
  Net income (loss) available
    for common shareholders             $   16,407  $     (583)  $    7,237
                                        ==========  ==========   ==========

Per common and common
 equivalent share:
  Income before extraordinary
   item and cumulative effect
   of accounting change                 $      .89  $      .99   $      .61

  Extraordinary item:
   Loss on extinguishments of debt            (.04)       (.84)        (.04)

  Cumulative effect on prior years of
   change in recognition of revenue              -        (.18)           -
                                        ----------  ----------   ----------
                                        $      .85  $     (.03)  $      .57
                                        ==========  ==========   ==========